Exhibit 99.1

FOR IMMEDIATE RELEASE

Kingstone Announces 2019 Second Quarter Financial Results
Book Value Per Share Increases to $8.14

Company to Host Conference Call on August 9, 2019 at 8:30 a.m. ET

Kingston, NY — August 8, 2019 – Kingstone Companies, Inc. (Nasdaq: KINS) (the “Company” or “Kingstone”), a Northeast regional property and casualty insurance holding company, today announced its financial results for the quarter ended June 30, 2019.

Financial and Operational Highlights
2019 Second Quarter
(All results are compared to prior year period unless otherwise noted)

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Direct written premiums1 increased 21.6%; personal lines grew by 28.3%
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Net premiums earned increased 29.4% to $31.2 million
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Net investment income increased 10.4% to $1.7 million
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Second quarter 2019 net catastrophe losses, including associated loss adjustment expenses, are $1.4 million compared to $0.2 million
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Net loss ratio – all lines of 56.6% compared to 46.4%
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Net loss ratio excluding Commercial Lines1 of 50.5% compared to 50.2%
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Net combined ratio of 94.1% compared to 84.2%. Net combined ratio excluding effect of catastrophe losses1 of 89.5% compared to 82.9%
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Net income of $1.6 million or $0.15 per diluted share including an unrealized gain in value of equity securities and other investments of $0.63 million or $.05 per diluted share, net of tax
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Net operating income1 decreased to $1.1 million or $0.10 per diluted share
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Return on average common equity (annualized) of 7.6%
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Operating return on average common equity1 (annualized) of 5.1% down from 12.9%
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1 These measures are not based on accounting principles generally accepted in the United States (“GAAP”) and are defined and reconciled to the most directly comparable GAAP measures in Form 8-K Exhibit 99.2 “Additional Financial Information for Q2 2019” (also available at www.kingstonecompanies.com).

Quarterly Dividend of $0.0625 per share

The Company announced that its Board of Directors declared a quarterly dividend of $0.0625 per share payable on September 13, 2019 to stockholders of record at the close of business on August 30, 2019.

Management Commentary

Barry Goldstein, Kingstone’s Chief Executive Officer, commented, “Following the departure of our former CEO and at the request of the Board, I returned on July 19th to the position I’d held beginning in 2001.

My overall comments fall into two categories. Those are growth and profitability. Personal lines growth is being driven through our two prong diversification efforts. Geographic expansion, allowing us to rely less heavily on New York State, is meant to build Kingstone into a regional carrier in the Northeast. It was a strategy adopted and commenced in early 2017. Starting from scratch, we built a new product, which is deployed on new systems and through a lot of hand shaking and chicken dinners, we built an exceptional agent force, first in New Jersey, and then more recently in Rhode Island, Massachusetts and Connecticut. We await the approval of our homeowners filing from Maine, to allow us to write business in the Pine Tree State, hopefully before year end. The geographic buildout, while less than three years old, accounted for 36.7% of our Q2 new business for Personal Lines Direct Written Premium.

Second, following the April 2017 upgrade to “A- Excellent” by A.M. Best, we began to explore the various opportunities available to us, having reached this elevated status. Although it represented a change from our traditional independent agent distribution, we opened our Cosi Agency, Inc. (“Cosi”) to act as a General Agent for KICO and build non-traditional relationships. For us, this is a second distribution channel. These agency relationships include partnerships with three of the nation’s largest carriers, along with nationwide digital and call center agencies. While still in its infancy, Cosi accounted for 8.3% of our Personal Lines Direct Written Premium in Q2. At this point almost all of the Cosi business is in New York, but with the encouragement of our carrier partners I believe we will enter two additional states before year end.

The second point I’d like to discuss is profitability. Over the past several quarters we have observed declining commercial liability lines profitability that has weighed heavily on our recent results. In May we ceased writing new business and immediately upon my return to the CEO role, I announced that we would be exiting these lines. This was a difficult yet necessary decision that is meant to turn Kingstone into a virtually pure play regional homeowners company. While these policies accounted for about 12% of our total written premium as of the end of Q1, we are non-renewing all Artisans, Businessowners policies, Special Multi-Peril, and Commercial Umbrella policies, a process that should be completed before Q4 2020. We are now, with the assistance of our long term intermediary Aon, exploring the alternatives available through various reinsurance products that would allow us more certainty over the outstanding reserve obligations. We plan to make a decision as to which option is most appropriate for us and to have a path chosen by the end of the third quarter. I hope that by the fourth quarter of 2020, the negative influence of the commercial liability line will be totally gone, and the premiums we gave up from those lines will be replaced by growth in our personal lines.

The last point I’d like to make is that after many years of priding ourselves on fair and consistent pricing, we are now on a path to higher rates. Earlier this year we received approval to raise some of our homeowner rates for parts of New York City. We will soon be filing for increases in New Jersey and elsewhere in New York State.”

	Three Months Ended			Six Months Ended
	June 30,			June 30,
($ in thousands except per share data)	2019	2018	% Change	2019	2018	% Change
Direct written premiums1	$44,821	$36,864	21.6%	$82,310	$68,390	20.4%
Net written premiums1	$36,621	$27,965	31.0%	$66,982	$51,665	29.6%
Net premiums earned	$31,201	$24,105	29.4%	$60,797	$46,942	29.5%
Total ceding commission revenue	$676	$1,691	-60.0%	$1,953	$3,386	-42.3%
Net investment income	$1,720	$1,557	10.4%	$3,343	$2,941	13.7%

U.S. GAAP Net income (loss)	$1,639	$2,757	-40.6%	$(5,696)	$39	-14705.1%
U.S. GAAP Diluted earnings (loss) per share	$0.15	$0.25	-40.0%	$(0.53)	$-	na

Comprehensive income (loss)	$4,556	$1,651	176.0%	$548	$(3,144)	-117.4%
Net operating income (loss) 1	$1,103	$2,842	-61.2%	$(7,840)	$537	-1560.0%
Net operating income (loss) diluted earnings
(loss)1 per share	$0.10	$0.26	-61.5%	$(0.73)	$0.05	-1560.0%

Return on average equity (annualized)	7.6%	12.5%	-4.9 pts	-12.9%	0.1%	-13 pts

Net loss ratio	56.6%	46.4%	10.2 pts	77.0%	60.6%	16.4 pts
Net underwriting expense ratio	37.5%	37.8%	-0.3 pts	38.0%	38.2%	-0.2 pts
Net combined ratio	94.1%	84.2%	9.9 pts	115.0%	98.8%	16.2 pts

Effect of catastrophes on net combined ratio	4.6 pts	1.3 pts	3.3 pts	10.7 pts	13 pts	-2.3 pts
Net combined ratio excluding the effect
of catastrophes1	89.5%	82.9%	6.6 pts	104.3%	85.8%	18.5 pts

1 These measures are not based on GAAP and are defined and reconciled to the most directly comparable GAAP measures in Form 8-K Exhibit 99.2 “Additional Financial Information for Q2 2019” (also available at www.kingstonecompanies.com).

2019 Second Quarter Financial Review

Net Income:
There was net income of $1.64 million during the three-month period ended June 30, 2019, compared to a net income of $2.76 million in the prior year period. The decrease in net income can be attributed primarily to a 10.2 point increase in net loss ratio driven by adverse prior year development, an increased impact from catastrophe losses, and higher loss ratios for Commercial Lines business as described in the Net Loss Ratio section below.

Earnings per share (“EPS”):
Kingstone reported EPS of $0.15 per diluted share for the three months ended June 30, 2019, compared to $0.25 per diluted share for the three months ended June 30, 2018. EPS for the three-month periods ended June 30, 2019 and 2018 was based on 10.79 million and 10.82 million weighted average diluted shares outstanding, respectively.

Direct Written Premiums, Net Written Premiums and Net Premiums Earned (See Definitions and Non-GAAP Measures below):
Direct written premiums for the second quarter of 2019 were $44.8 million, an increase of 21.6% from $36.9 million in the prior year period. The increase is primarily attributable to a 18.8% increase in the total number of policies in-force as of June 30, 2019 as compared to June 30, 2018.

We refer to our New York business as “Core” 1 and the business in newly licensed states as “Expansion” 1. “Expansion Direct Written Premiums” 1 for the second quarter of 2019 were $6.3 million, an increase of $4.1 million from the $2.2 million written in the prior year period.

Net written premiums increased 31.0% to $36.6 million during the three-month period ended June 30, 2019 from $28.0 million in the prior year period. The increase was due to growth and the reduction of our personal lines quota share reinsurance rate to 10% on July 1, 2018, from the prior rate of 20%.

Net premiums earned for the quarter ended June 30, 2019 increased 29.4% to $31.2 million, compared to $24.1 million in the quarter ended June 30, 2018. The increase was also attributable to growth and the reduction of our personal lines quota share reinsurance rate to 10% on July, 1, 2018, from the prior rate of 20%.

Net Loss Ratio:
For the quarter ended June 30, 2019, the Company’s net loss ratio was 56.6%, compared to 46.4% in the prior period. During the second quarter of 2019 the net loss ratio increased by 10.2% when compared to 2018 for several reasons. First, a continued evaluation of our reserve levels resulted in an additional $1.6 million of prior year development in the quarter, impacting our net loss ratio by 5.0 points compared to 1.4 points in the second quarter of 2018. Prior year loss development for the quarter was primarily related to additional case reserve strengthening on older commercial lines liability claims, impacting our assessment of ultimate loss ratios for that line of business. In addition to the impact from prior year development, there was a 4.6 point impact from catastrophes recorded during the second quarter of 2019 compared to a 0.8 point impact from the second quarter of 2018. The catastrophe impact for the second quarter 2019 was unusually high for a second quarter, and was mostly driven by a strong wind event on the last day of June. Finally, the underlying loss ratio excluding the impact of catastrophes and prior year development was 47.1% in the second quarter of 2019, compared to 44.2% in the second quarter of 2018, an increase of 2.9 points. The underlying loss ratio increased primarily due to the significantly higher commercial lines loss ratio expectation for the current accident year, resulting from prior year reserve strengthening as noted above.

Net Other Underwriting Expense Ratio:
For the quarter ended June 30, 2019, the net underwriting expense ratio was 37.5% as compared to 37.8% in the prior year period, a decrease of 0.3 percentage points.

Net Combined Ratio:
Kingstone’s net combined ratio was 94.1% for the three-month period ended June 30, 2019, compared to 84.2% for the prior year period. The increase was driven by the increase in loss ratio as outlined above.

Balance Sheet / Investment Portfolio
Kingstone’s cash and investment holdings were $212.1 million at June 30, 2019 compared to $186.3 million at June 30, 2018. The Company’s investment holdings are comprised primarily of investment grade corporate, mortgage-backed and municipal securities, with fixed income investments representing approximately 87.0% of total investments at June 30, 2019 and 89.5% at June 30, 2018. The Company’s effective duration on its fixed-income portfolio is 4.2 years.

Net investment income increased 10.4% to $1.72 million for the second quarter of 2019 from $1.56 million in the prior year period. The increase was largely due to an increase in invested assets.

Accumulated Other Comprehensive Income/Loss (AOCI), net of tax
As of June 30, 2019, AOCI was $3.40 million compared to $(2.50) million at June 30, 2018.

Book Value
The Company’s book value per share at June 30, 2019 was $8.14, a decrease of 2.2% compared to $8.32 at June 30, 2018.

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1 These measures are not based on GAAP and are defined and reconciled to the most directly comparable GAAP measures in Form 8-K Exhibit 99.2 “Additional Financial Information for Q2 2019” (also available at www.kingstonecompanies.com).

FOR ADDITIONAL INFORMATION PLEASE VISIT OUR WEBSITE AT WWW.KINGSTONECOMPANIES.COM.

Conference Call Details

Management will discuss the Company’s operations and financial results in a conference call on Friday, August 9, 2019, at 8:30 a.m. ET.

The dial-in numbers are:
(877) 407-3105 (U.S.)
(201) 493-6794 (International)

Accompanying Webcast
The call will be simultaneously webcast over the Internet via the Kingstone website or by clicking on the conference call link:
Kingstone Companies Q2 2019 Earnings Call Webcast

The webcast will be archived and accessible for approximately 30 days.

Definitions and Non-GAAP Measures

Direct written premiums represent the total premiums charged on policies issued by the Company during the respective fiscal period. Net premiums written are direct written premiums less premiums ceded to reinsurers. Net premiums earned are net premiums written that are pro-rata earned during the fiscal period presented. All of the Company’s policies are written for a twelve-month period. Management uses direct written premiums and net written premiums, along with other measures, to gauge the Company’s performance and evaluate results.

Expansion direct written premiums - represents the total premiums charged on policies issued by the Company during the respective fiscal period from its business located in newly licensed states (i.e., outside New York).

Net operating income - is net income (loss) exclusive of realized investment gains, net of tax. Net income (loss) is the GAAP measure most closely comparable to net operating income.

Operating return on average common equity - is net operating income divided by average common equity. Return on average common equity is the GAAP measure most closely comparable to operating return on average common equity.

Management uses net operating income and operating return on average common equity, along with other measures, to gauge the Company’s performance and evaluate results, which can be skewed when including realized investment gains, which may vary significantly between periods. Net operating income and operating return on average common equity are provided as supplemental information, are not a substitute for net income or return on average common equity and do not reflect the Company’s overall profitability or return on average common equity.

Net loss ratio excluding Commercial Lines - is a non-GAAP ratio, which is computed as the difference between GAAP net loss ratio and commercial lines net loss ratio.

Net loss ratio excluding the effect of catastrophes - is a non-GAAP ratio, which is computed as the difference between GAAP net loss ratio and the effect of catastrophes on the net loss ratio. Net combined ratio excluding the effect of catastrophes - is a non-GAAP ratio, which is computed as the difference between GAAP net combined ratio and the effect of catastrophes on the net combined ratio.

We believe that these ratios are useful to investors and they are used by management to reveal the trends in our business that may be obscured by catastrophe losses. Catastrophe losses cause our loss trends to vary significantly between periods as a result of their incidence of occurrence and magnitude, and can have a significant impact on the net loss ratio and net combined ratio. We believe these measures are useful for investors to evaluate these components separately and in the aggregate when reviewing our underwriting performance. We also provide them to facilitate a comparison to our outlook on the net combined ratio excluding the effect of catastrophes. The most directly comparable GAAP measures are the net loss ratio and net combined ratio. The net loss ratio excluding the effect of catastrophes and net combined ratio excluding the effect of catastrophes should not be considered a substitute for the net loss ratio and net combined ratio and do not reflect the Company’s net loss ratio and net combined ratio.

About Kingstone Companies, Inc.

Kingstone is a northeast regional property and casualty insurance holding company whose principal operating subsidiary is Kingstone Insurance Company (“KICO”). KICO is a multi-line carrier writing business through retail and wholesale agents and brokers. KICO offers primarily personal lines insurance products to individuals as well as various small business coverages. Actively writing in New York, New Jersey, Rhode Island, Massachusetts, Connecticut and Pennsylvania, Kingstone is also licensed (but not yet active) in New Hampshire and Maine.

Forward-Looking Statement
Statements in this press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, may be forward-looking statements. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. These statements involve risks and uncertainties that could cause actual results to differ materially from those included in forward-looking statements due to a variety of factors. For more details on factors that could affect expectations, see Part I, Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2018 under “Factors That May Affect Future Results and Financial Condition.” Kingstone undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

CONTACT:
Kingstone Companies, Inc.
Amanda M. Goldstein
Investor Relations Director
(516) 960-1319